 Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated February 13, 2019, with respect to the financial statement of AIP Alternative Lending Fund A as of September 30, 2018 included in Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-218889) and related Prospectus of AIP Alternative Lending Fund A for the registration of its securities.

/s/ Ernst & Young, LLP

New York, New York

October 18, 2019